Exhibit 99.1

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Civitas Solutions, Inc., and any amendments and supplements thereto, as a nominee to the board of directors of Civitas Solutions, Inc. and to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Patrick M. Gray
Patrick M. Gray

Date: August 20, 2014